POWER OF ATTORNEY
WITH RESPECT TO
SUMMIT MUTUAL FUNDS, INC.




Know all men by these presents that Michael K. Keating, whose signature appears below, hereby constitutes and appoints John
F. Labmeier and John M. Lucas, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any registration statements and amendments thereto for Summit Mutual Funds, Inc. and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.





Date:      08/11/2005           /s/Michael K. Keating
                                   Michael K. Keating
                                   Director
                                   Summit Mutual Funds, Inc.